Exhibit 99.1
Press Release

Release Date: February 7, 2011	Contact: Thomas A. Vento -
at 8:30 a.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER RESULTS

Philadelphia, Pennsylvania (February 7, 2011) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $94,000 or $(0.01) per diluted share, for the quarter ended December 31, 2010 as compared to net income of $686,000, or $0.07 per diluted share, for the quarter ended December 31, 2009.  The loss incurred for the first quarter of fiscal 2011 reflected the combined effects of increases in both the provision for loan losses and non-interest expense as well as a decrease in net interest income.

Tom Vento, President and Chief Executive Officer, stated “We are very disappointed to be reporting a loss for the quarter.  Our borrowers continue to be adversely affected by the difficult local real estate market that has resulted in increases in our non-performing loans and accordingly the level of our loan loss provisions.  We are working aggressively to address our asset quality issues including the resolution of real estate owned properties and problem loans. However, as a result of our strong capital position, we continue to be considered well capitalized.”

At December 31, 2010, the Company had total assets of $523.6 million, a decrease of $5.5 million from $529.1 million at September 30, 2010.  The decrease was primarily attributable to decreases during the first quarter of fiscal 2010 of $16.2 million in cash and cash equivalents and $2.4 million in net loans.  These decreases were partially offset by a $14.6 million increase in the investment and mortgage-backed securities portfolio as we re-invested a portion of our cash and cash equivalents in such higher yielding assets.

Total liabilities decreased $4.4 million to $467.7 million at December 31, 2010 from $472.1 million at September 30, 2010.  The decrease was primarily the result of a $3.3 million decrease in accrued interest related to certificates of deposit is generally distributed at the end of the calendar year.

Stockholders’ equity decreased by $1.1 million to $55.9 million at December 31, 2010.  The decrease reflected the payment of dividends totaling $482,000 combined with a $738,000 decrease in the unrealized gain on available for sale securities.  The decrease in the amount of the unrealized gain reflected the decline in fair value of available for sale securities as a result of increases in market rates of interest as compared to September 30, 2010.

Net interest income decreased $346,000 or 8.7% to $3.6 million for the three months ended December 31, 2010 as compared to $4.0 million for the same period in 2009. The decrease was due to an $813,000 or 12.6% decrease in interest income partially offset by a $467,000, or 18.8% decrease in interest expense.  The decrease in interest income resulted from an 89 basis point decrease to 4.47% in the weighted average yield earned on interest-earning assets partially offset by a $23.8 million or 4.9% increase in the average balance of interest-earning assets for the three months ended December 31, 2010, as compared to the same period in 2009.  The decrease in the weighted average yield earned was primarily due to the increased amount of cash and cash equivalents as the result of the receipt of the receipt of proceeds from the repayment of investment securities.  The yield on cash and cash equivalents is less than the weighted average yield on the investment securities which repaid during the 2010 period.  The decrease in interest expense resulted primarily from an 50 basis point decrease to 1.75% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year, partially offset by a $19.8 million or 4.5% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended December 31, 2010, as compared to the same period in 2009.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.

For the quarter ended December 31, 2010, the net interest margin was 2.87%, as compared to 3.30% for the same period in 2009.  The decrease in the net interest margin was primarily due to the shift in the relative composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the later part of fiscal 2010 and first quarter of fiscal 2011.

The Company established a provision for loan losses of $580,000 for the quarter ended December 31, 2010, compared to $135,000 for the same quarter in 2009.  The increased provision for the 2010 period primarily related to an additional specific reserve of $315,000 established with respect to an 18-unit condominium project located in Philadelphia in which the estimated net realizable value of the collateral has been determined to be less than the $4.2 million loan balance based on a recent appraisal.  Although the loan is impaired, the loan is not considered non-performing as the loan is not delinquent or in non-accrual status.   At December 31, 2010, the Company’s non-performing assets totaled $9.5 million or 1.8% of total assets as compared to $6.7 million or 1.4% at September 30, 2010.  The non-performing assets consisted of one construction loan totaling $206,000, three commercial real estate loans to two borrowers totaling $898,000, 24 one-to four-family residential mortgage loans totaling $6.3 million and five real estate owned properties representing two projects totaling $2.0 million.  The allowance for loan losses totaled $3.7 million, or 1.4% of total loans and 50.2% of non-performing loans at December 31, 2010.

Non-interest income amounted to $134,000 for the three months ended December 31, 2010, compared with $19,000 for the same period in 2009.  The improvement compared to the 2009 period was due to the reduced level of other than temporary impairment (“OTTI”) charges arising from the Company’s redemption in kind in June 2008 of its entire investment in a mutual fund. The decline in the amount of losses recognized between the 2009 and 2010 periods reflected the decline in the amount of the OTTI charges from $204,000 for the three months ended December 31, 2009 to $95,000 for the three months ended December 31, 2010 related to the non-agency mortgage-backed securities acquired as part of the redemption in kind of such investment.

For the quarter ended December 31, 2010, non-interest expense increased $310,000 compared to the same period in 2009.  The most significant component of the increase in the period related to a loss of $135,000 recognized on the previously disclosed sale of a $1.2 million real estate owned property during the quarter ended December 31, 2010.

The Company recognized income tax expense for the quarter ended December 31, 2010 of $416,000 compared to income tax expense of $622,000 for the three months ended December 31, 2009.  The decrease in income tax expense was primarily attributable to the lower level of taxable net income before taxes during the three months ended December 31, 2010 as compared to the comparable period in 2009.  Partially offsetting the decrease was a $297,000 increase in the valuation allowance related to the $3.5 million deferred tax asset related to the capital loss carryforward created in connection with the June 2008 redemption in kind referenced above.   As a result, the Company’s effective tax rate exceeded 100% for the 2010 period.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2010	2010
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$526,621	$529,080
Cash and cash equivalents	50,304	66,524
Investment and mortgage-backed securities:
Held-to-maturity	125,230	112,673
Available-for-sale	74,445	72,425
Loans receivable, net	252,719	255,091
Deposits	464,034	464,455
FHLB advances	604	615
Stockholders’ equity	55,942	56,999
Full service offices	7	7

	Three Months Ended December 31,
	2010	2009
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data (Unaudited):
Total interest income	$5,653	$6,466
Total interest expense	2,022	2,489
Net interest income	3,631	3,977
Provision for loan losses	580	135
Net interest income after provision for loan losses	3,051	3,842
Total non-interest income	134	19
Total non-interest expense	2,863	2,553
Income before income taxes	322	1,308
Income taxes	416	622
Net (loss) income	(94)	686
Basic (loss) earnings per share	(0.01)	0.07
Diluted (loss) earnings per share	(0.01)	0.07

Selected Operating Ratios (1):
Average yield earned on interest- earning assets	4.47%	5.36%
Average rate paid on interest-bearing liabilities	1.75%	2.25%
Average interest rate spread (2)	2.72%	3.11%
Net interest margin (2)	2.87%	3.30%
Average interest-earning assets to average interest-bearing liabilities	109.56%	109.09%
Net interest income after provision for loan losses to non-interest expense	106.57%	150.49%
Total non-interest expense to average assets	2.17%	2.01%
Efficiency ratio (3)	76.04%	63.89%
Return on average assets	(0.07)%	0.54%
Return on average equity	(0.67)%	4.91%
Average equity to average assets	10.70%	10.99%

	At or For the Three Months Ended December 31,
	2010	2009
Asset Quality Ratios (4)
Non-performing loans as a percent of loans receivable, net (5)	2.94%	1.08%
Non-performing assets as a percent of total assets (5)	1.81%	1.35%
Allowance for loan losses as a percent of total loans	1.43%	1.08%
Allowance for loan losses as a percent of non-performing loans	50.21%	103.35%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratio (4)
Tier 1 leverage ratio
Company	10.41%	11.14%
Bank	9.48%	10.15%
Tier 1 risk-based capital ratio
Company	23.15%	24.68%
Bank	21.09%	22.49%
Total risk-based capital ratio
Company	24.41%	25.93%
Bank	22.35%	23.74%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans in non-accrual status, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.